Exhibit 99.1

Sportsman’s Warehouse Secures $45 Million Term Loan to Strengthen its Balance Sheet and Enhance Liquidity

WEST JORDAN, Utah, August 1, 2024 – Sportsman’s Warehouse Holdings, Inc. (“Sportsman’s Warehouse” or the “Company”) (Nasdaq: SPWH) announced today that it has secured a $45 million term loan with a syndicate of premier financial institutions, strengthening the Company’s balance sheet and overall liquidity.

With the addition of the $45 million term loan, the Company’s total borrowing capacity, which includes its revolving credit facility is now $395 million, subject to borrowing base calculations. Of such total borrowing capacity, $162.3 million is currently outstanding and $124.2 million is currently available for future borrowing. The term loan also enhances the Company’s liquidity, which as of July 30, 2024, is approximately $127 million.

“We continue to proactively manage our balance sheet and are pleased to secure this new ABL term loan as we further execute our ongoing reset strategy,” said Paul Stone, Sportsman’s Warehouse President and Chief Executive Officer. “Over the last year, we have been focused on managing our debt and right-sizing our inventory levels to further solidify our capital position. We will continue to closely manage our operating expenses, inventory levels, and overall working capital needs to align with the current trends of the business.”

“Sportsman’s Warehouse services a vital segment of the outdoor sporting goods market and we are excited to have the opportunity to partner with this management team and support their initiatives,” said Roger Malouf, Managing Director at Pathlight. “The term facility provides flexibility and incremental liquidity, which will further the Company’s efforts to enhance its customers’ experience. We have confidence in the long-term trajectory of the business and are pleased to become one of Sportsman’s financial partners.”

About Sportsman’s Warehouse Holdings, Inc.

Sportsman’s Warehouse Holdings, Inc. is an outdoor specialty retailer focused on meeting the needs of the seasoned outdoor veteran, the first-time participant, and everyone in between. We provide outstanding gear and exceptional service to inspire outdoor memories.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmans.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include, but are not limited to, statements regarding the Company’s future execution of its reset strategy and the Company’s future liquidity, inventory levels, and expenses by the fact that they use words such as “aim,” “anticipate,” “assume,” “believe,” “can have,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “likely,” “may,”

“objective,” “plan,” “positioned,” “potential,” “predict,” “should,” “target,” “will,” “would” and similar terms and phrases. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions. We derive many of our forward-looking statements from our own operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that predicting the impact of known factors is very difficult, and we cannot anticipate all factors that could affect our actual results. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to many factors including, but not limited to: current and future government regulations, in particular regulations relating to the sale of firearms and ammunition, which may impact the supply and demand for the Company’s products and ability to conduct its business; the Company’s retail-based business model which is impacted by general economic and market conditions and economic, market and financial uncertainties that may cause a decline in consumer spending; the Company’s concentration of stores in the Western United States which makes the Company susceptible to adverse conditions in this region, and could affect the Company’s sales and cause the Company’s operating results to suffer; the highly fragmented and competitive industry in which the Company operates and the potential for increased competition; changes in consumer demands, including regional preferences, which we may not be able to identify and respond to in a timely manner; the Company’s entrance into new markets or operations in existing markets, including the Company’s plans to open additional stores in future periods, which may not be successful; the Company’s implementation of a plan to reduce expenses in response to adverse macroeconomic conditions, including an increased focus on financial discipline and rigor throughout the Company’s organization; impact of general macroeconomic conditions, such as labor shortages, inflation, rising interest rates, economic slowdowns, and recessions or market corrections; and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 3, 2024, which was filed with the SEC on April 4, 2024, and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact:

Riley Timmer

Vice President, Investor Relations

Sportsman’s Warehouse

(801) 304-2816

investors@sportsmans.com